Exhibit 3.43

RESTATED ARTICLES OF INCORPORATION

The undersigned certify that:

1. They are the Assistant Vice President and Assistant Secretary of London Pacific Advisory Services, Inc., a California corporation.

2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ARTICLE ONE

The name of the corporation is SunGard Advisor Technologies Inc.

ARTICLE TWO

The purpose of this corporation is engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporation under the California Corporations Code.

ARTICLE THREE

This corporation is authorized to issue one class of stock, and the total number of shares which this corporation is authorized to issue is 1,000 shares of common stock having a par value of $1.00 per share.

ARTICLE FOUR

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under the California Corporations Code.

3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 100,000 shares common stock Series A Voting. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was greater than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: June 21, 2004	/S/ Michael J. Ruane
Michael J. Ruane, Assistant Vice President

/S/ Sara G. Armstrong
Sara G. Armstrong, Assistant Secretary